EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of December 12, 2005 is made and entered into by and between RADIANT SYSTEMS, INC., a Georgia corporation ("Purchaser"), SYNCHRONICS, INC., a Tennessee corporation ("Corporation") and JEFF GOLDSTEIN (the "Shareholder"). Corporation and Shareholder are collectively referred to as "Seller". Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01.

WHEREAS, the Seller is engaged in the business of developing, marketing, licensing and selling point-of-sale, inventory management and related software and associated services for use in retail, wholesale and mail-order operations (the "Business"); and

WHEREAS, the Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from the Seller, substantially all of the assets of the Seller relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of the Seller relating to the Business, all on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  SALE OF ASSETS AND CLOSING

      Assets.

        Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, free and clear of all Liens other than Permitted Liens, all of Seller's right, title and interest in, to and under the assets and properties of Seller used or held for use in connection with the Business, as the same shall exist on the Closing Date (all such assets and properties, hereinafter, the "Assets") including, without limitation, the following assets, but specifically excluding the Excluded Assets, as such term is defined in Section 1.01(b):

          Inventory. All inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers' premises on consignment, in each case, which are used or held for use by Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories (the "Inventory");

          Tangible Personal Property. All equipment, machinery, furniture, fixtures and other tangible personal property (other than Inventory) used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers' premises on consignment, or otherwise used or held for use by Seller in the conduct of the Business (including but not limited to the items listed in Section 1.01(a)(ii) of Seller's Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the "Tangible Personal Property");

          Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of indebtedness relating to, and rights to receive payments arising out of, sales occurring in the conduct of the Business, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable");

          Personal Property Leases. All leases of Tangible Personal Property used in the conduct of the Business, including without limitation those described in Section 1.01(a)(iv) of Seller's Disclosure Schedule as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described above, the "Personal Property Leases");

          Business Contracts. All Contracts (other than the Real Property Lease and Personal Property Leases) to which Seller is a party and which are utilized in the conduct of the Business, including without limitation Contracts relating to suppliers, sales representatives, distributors, customers, purchase orders, licensees, licensors, marketing arrangements and manufacturing arrangements, and including without limitation the Contracts listed in Section 1.01(a)(v) of Seller's Disclosure Schedule (the "Business Contracts");

          Prepaid Expenses. All prepaid expenses relating to the Business, including without limitation those listed in Section 1.01(a)(vi) of Seller's Disclosure Schedule (the "Prepaid Expenses");

          Intellectual Property Assets. All Intellectual Property used or held for use in the conduct of the Business (including Seller's goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including but not limited to the items listed in Section 1.01(a)(vii) of Seller's Disclosure Schedule (the "Intellectual Property Assets");

          Licenses. All Licenses (including applications therefor) utilized in the conduct of the Business, including but not limited to the Licenses listed in Section 1.01(a)(viii) of Seller's Disclosure Schedule (the "Business Licenses");

          Deposits. All deposits (including security deposits) deposited by or on behalf of Seller as lessee or sublessee under any Personal Property Lease, Business Contract or Business License;

          Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Assets, other than the minute books, stock transfer books and corporate seal of the Corporation (the "Business Books and Records");

          Insurance Policies. All casualty, liability or other policies of insurance maintained by or on behalf of the Corporation and rights thereunder and all rights under self insurance programs maintained or established with respect to the Business, except for (A) insurance policies or proceeds relating to Retained Liabilities; (B) insurance policies maintained by or on behalf of Corporation for the Business together with other businesses of Corporation, and (C) insurance policies which, by the terms of such policies, are not assignable;

          Claims. All claims, warranties, guaranties, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to the Excluded Assets or the Retained Liabilities; and

          Other Assets and Properties. All other assets and properties of Seller used or held for use in connection with the Business, including Goodwill of Corporation and Goodwill of Shareholder, except as otherwise provided in Section 1.01(b) (the "Other Assets").

        Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets and properties of Seller (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

          Personal Use Assets. All assets that the parties hereto mutually agree are considered Shareholder's personal use items and are listed in Section 1.01(b)(i) of Seller's Disclosure Schedule;

          Cash. All cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents held by Seller;

          Tax Refunds. All refunds or credits, if any, of Taxes due to or from Corporation which cannot be assigned by Law;

          Corporate Records. The minute books, stock transfer books and corporate seal of Corporation; and

          Real Property. The lease of real property for Corporation's premises at 1727 Kirby Parkway as to which Corporation is the lessee, together with any options to purchase the underlying property and leasehold improvements thereon, and all other rights, licenses, permits, deposits and profits appurtenant to or related to such lease (the "Real Property Lease").

      Liabilities.

        Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of the Seller arising in connection with the operation of the Business, as the same shall exist on the Closing Date (the "Assumed Liabilities"), and no others:

          Personal Property Lease Obligations. All obligations of Seller under the Personal Property Leases arising, and to be performed, on or after the Closing Date (but specifically excluding liabilities for breaches of any of the Personal Property Leases by Seller, whether occurring as a result of the transactions contemplated by this Agreement or otherwise);

          Obligations under Contracts and Licenses. All obligations of Seller under the Business Contracts and Business Licenses arising or to be performed on or after the Closing Date, but excluding (i) any such obligations arising and to be performed prior to the Closing Date, (ii) any such obligations arising out of or resulting from breaches of or defaults under any Business Contract or Business License prior to or as a result of Closing, and (iii) any such obligations or liabilities to be performed after Closing under any Business Contract or Business License where the Seller received goods, properties or services prior to the Closing Date (except to the extent included in the Purchase Price calculation and identified on the Closing Balance Sheet);

          Accounts Payable. All trade and other accounts payable of Seller related to the Business arising in the ordinary course of business on or before the Closing Date and identified in Section 1.02(a)(iii) of Seller's Disclosure Schedule (as updated by Seller on the Closing Date); and

          Other Liabilities. All liabilities of Corporation related to the operation of the Business arising in the ordinary course of business on or before the Closing Date and identified in Section 1.02(a)(iv) of Seller's Disclosure Schedule.

        Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the "Retained Liabilities"). Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that Seller shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any Person other than Purchaser and its Affiliates.

      Purchase Price and Payment; Allocation.

        Purchase Price. The purchase price for the Assets and the covenants set forth in Sections 4.10 and 4.11 (the "Purchase Price") shall be comprised of: (i) the sum of nineteen million eight hundred forty-seven thousand eight hundred twenty-five dollars ($19,847,825.00), subject to the purchase price adjustments required under subsections (b) and (c) below (the "Cash Portion") and payable in immediately available funds at the Closing in accordance with Section 1.04 below; and (ii) a number of restricted shares of Purchaser's common stock (the "Restricted Shares") equal to $7,500,000 divided by the average Closing Price during the 20 trading day period ending on the last trading day immediately preceding the Closing Date. The Purchase Price shall be allocated between Corporation and Shareholder as set out in Section 1.03(d) below. The Purchase Price shall be paid to the Seller as follows:

        To the Shareholder -- The Restricted Shares and such cash as is necessary to equal that portion of the Purchase Price allocable to Shareholder as set out in Section 1.03(d) below.

        To the Corporation -- The balance of the cash portion of the Purchase Price

        Purchase Price Adjustments.

          The purchase price is based upon the Corporation having Net Working Capital of zero and a liability for unearned or deferred revenue, as such amounts are determined in accordance with generally accepted accounting principles ("Unearned Revenue") of zero at Closing. To the extent Corporation's Net Working Capital at Closing is less than or greater than zero and to the extent Corporation's aggregate liability for Unearned Revenue at Closing is greater than zero, the Purchase Price will be adjusted as follows: (i) the Purchase Price shall be increased dollar for dollar to the extent Net Working Capital is greater than zero and decreased dollar for dollar to the extent Net Working Capital is less than zero; and (ii) the Purchase Price shall be decreased by an amount equal to fifty percent (50%) of the aggregate Unearned Revenue. The adjustment to the Purchase Price required by this subsection (b)(i), if any (the "Purchase Price Adjustment"), shall be estimated by Corporation, in consultation with the Purchaser, as of Closing and adjusted following the Closing in accordance with subsections (ii) and (iii) below.

          The Purchase Price Adjustment shall be estimated as of the Closing ("Interim Purchase Price Adjustment") based upon a balance sheet of the Corporation as of November 30, 2005 to be prepared by the Purchaser and Corporation jointly as set forth herein (the "Interim Balance Sheet") and delivered to Purchaser not later than December 15, 2005. The Corporation shall prepare the Interim Balance Sheet in accordance with accounting principles consistently applied with prior periods of the Corporation based upon the Business Books and Records and shall prepare an Interim Purchase Price Adjustment based on such Interim Balance Sheet. Purchaser (and its certified public accountant) shall have the right to participate in the preparation of the Interim Balance Sheet and Interim Purchase Price Adjustment and to review fully all work papers and audit procedures relating thereto in order to confirm that the Interim Balance Sheet and Interim Purchase Price Adjustment have been prepared in accordance with this subsection (b)(ii).

          Within ninety (90) days following the Closing, Purchaser (and its certified public accountant) shall prepare and provide to Seller an audited balance sheet of Corporation as of the Closing Date (the "Closing Balance Sheet") which balance sheet shall be prepared in accordance with generally accepted accounting principles and consistent with prior periods of Corporation (to the extent such consistency and periods do not conflict with generally accepted accounting principles) and shall prepare and provide to Seller a final Purchase Price Adjustment (the "Final Purchase Price Adjustment") based on such Closing Balance Sheet. In connection therewith Purchaser shall also prepare and provide to Seller a schedule showing the difference between the Interim Purchase Price Adjustment and the Final Purchase Price Adjustment and any amounts due to or due from Purchaser as a result of such difference. If the Seller disputes such proposed adjustment, the Seller shall, within ten (10) days following the effective date of Purchaser's notice, give Purchaser written notice that such adjustment is disputed and its basis therefor. Thereafter, the Seller and Purchaser shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which the Purchaser gives the Seller written notice of any proposed adjustment, such adjustment still remains disputed, Purchaser and the Seller will jointly engage a nationally-recognized accounting firm mutually satisfactory to the Purchaser and the Seller or, if they cannot agree, an independent accounting firm of 200 or more accountants chosen by lot (with each of Purchaser and the Seller having the right to select two of such firms (which cannot be the auditor for either Purchaser or Corporation) and to strike one such firm chosen by the other party) (the "Independent Accountant") to resolve such dispute regarding such adjustment in accordance with this Agreement, and the decision of such firm shall be final and binding on the parties hereto. Payment required by any post-closing adjustment to the Interim Purchase Price Adjustment pursuant to this subsection (b)(iii) shall be tendered in cash in immediately available funds within three (3) business days after the earlier of the agreement of the parties on the amount thereof or a written notice of any resolution of such amount has been given by the Independent Accountant to the parties hereunder. All fees and expenses of the Independent Accountant incurred in connection with such resolution shall be shared equally between the parties.

        Purchase Price Refund.

          The parties hereto acknowledge that the continued efforts of Shareholder are essential to the success of the Business and, in the absence of Shareholder's continuing to work for the Business following Closing, the Business would have less value and the Purchase Price would have been smaller. In accordance with such acknowledgement and to assure Purchaser receives the benefit of the bargain, the parties agree that if the Shareholder's employment with the Purchaser is terminated prior to October 31, 2006 either (i) by Purchaser With Cause (as defined in the Employment Agreement), and the act or omission giving rise to the termination has a substantial adverse affect on the Business or Purchaser or (ii) by Shareholder without Good Reason (as defined in the Employment Agreement), Seller will refund to Purchaser a portion of the Purchase Price as in Section 1.03(c)(ii) below. Any payment due pursuant to this provision shall be due and payable in immediately available funds on the third business day following the date Purchaser designates as the separation date terminating Shareholder's employment.

          If the separation date occurs on or prior to January 31, 2006, then Seller shall refund one million dollars ($1,000,000). Thereafter the refund amount shall reduce by one hundred eleven thousand dollars ($111,000) on February 1, 2006 and an additional one hundred eleven thousand ($111,000) on the first day of each calendar month thereafter. Each monthly amount, as so calculated, shall be effective for a termination having a separation date occurring within that month.

        Allocation of Purchase Price. The parties hereto acknowledge and agree that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the Code. The parties hereto agree to report the transactions contemplated hereunder for all purposes in accordance with the purchase price allocation outlined in this Section 1.03(d). Each party hereto agrees (i) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs and (ii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

          The purchase price allocation to the Corporation shall be comprised of the value of (a) all Inventory and Tangible Personal Property as defined herein, (b) the Corporation's covenant not to compete as set forth in Section 1.03(d)(iii), and (c) one half of the balance of the Purchase Price;

          The purchase price allocation to the Shareholder shall be comprised of the value of (a) the Shareholder's covenant not to compete as set forth in Section 1.03(d)(iii), and (b) the remaining one-half balance of the Purchase Price.

          The parties agree that the Purchase Price shall be allocated among the Assets as follows:

Inventory	$163,000
Tangible Personal Property	$179,000
Covenant Not To Compete (Corporation)	$10,000
Covenant Not To Compete (Shareholder)	$10,000
Goodwill (Corporation)	fifty percent (50%) of the balance of the Purchase Price
Goodwill (Shareholder)	fifty percent (50%) of the balance of the Purchase Price

          The portion of the Purchase Price allocated to Inventory and Tangible Personal Property will be adjusted to conform to the Closing Balance Sheet. The portion of the Purchase Price allocated to Goodwill shall be adjusted to account for the remaining value of the Purchase Price, after all other adjustments.

          Any amounts due from Purchaser as a result of the Final Purchase Price Adjustment described in Section 1.03(b)(iii) shall be deemed due to Corporation and Shareholder in amounts necessary to cause the total payments received by Corporation and Shareholder to conform to the above allocations. Any amounts due to Purchaser as a result of the Final Purchase Price Adjustment described in Section 1.03(b)(iii) or a payment described in Section 1.03(c) shall be the joint and several obligation of Corporation and Shareholder but shall be deemed paid by Corporation or Shareholder in amounts which cause the total payments received by Corporation and Shareholder to conform to the above allocations.

      Closing. The Closing will take place at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-3592, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will (i) pay the Cash Portion of the Purchase Price (adjusted for the Interim Purchase Price Adjustment) by wire transfer of immediately available funds (a) to the escrow agent, $2,000,000 (the "Escrowed Amount"), to be held, administered and disbursed by the escrow agent pursuant to the terms of the Escrow Agreement; and (b) to Seller the balance of the Cash Portion of the Purchase Price, as allocated in Section 1.03(a) above and (ii) issue an irrevocable instruction to its transfer agent to issue to the Shareholder a certificate representing the Restricted Stock. The amount delivered to the Escrow Agent shall be deemed to have been paid to Shareholder and to reduce the amount otherwise payable to Shareholder. Simultaneously, (a) Seller will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale in form and substance reasonably acceptable to Purchaser's counsel (the "General Assignment"), duly executed by Seller, (ii) assignments of the Intellectual Property Assets in form and substance reasonably satisfactory to Purchaser's counsel, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Assets (the General Assignment and the other instruments referred to in clauses (ii), and (iii) being collectively referred to herein as the "Assignment Instruments"), and (b) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement in form and substance reasonably acceptable to Seller's counsel (the "Assumption Agreement"), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller's counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the "Assumption Instruments"). At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other contracts, documents and instruments required to be delivered under Articles V and VI.

      Prorations. The following prorations relating to the Assets and the ownership and operation of the Business will be made as of the Closing Date, with the Seller liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to the periods beginning with and subsequent to the Closing Date.

        The amount of charges for sewer, water, telephone, electricity and other utilities relating to the real property (unless otherwise accounted for under this Agreement, including Section 1.03).

        All other items normally adjusted in connection with similar transactions in accordance with generally accepted accounting principles.

      Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing Date.

      Further Assurances; Post-Closing Cooperation.

        At any time or from time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Business and the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

        Effective on the Closing Date, the Corporation hereby constitutes and appoints Purchaser the true and lawful attorney of Corporation, with full power of substitution, in the name of Corporation or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall reasonably determine. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by Seller. Purchaser shall indemnify and hold harmless Seller from any and all Losses caused by or arising out of Purchaser's exercise of such power of attorney which (y) results in any breach of Law by Purchaser or (z) is inconsistent with the power of attorney granted under this subsection (b).

        Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

        If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense.

        Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with paragraphs (c) or (d) of this Section shall be subject to applicable rules relating to discovery.

      Third-Party Consents. To the extent that any Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Purchaser shall use their best efforts to obtain the consent of such other party to the assignment of any such Contract to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Contract, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 1.02 or otherwise with respect to any such Contract. The provisions of this Section 1.07 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 5.06 has not been fulfilled.

  REPRESENTATIONS AND WARRANTIES OF SELLER

  Corporation and the Shareholder hereby jointly and severally represent and warrant to Purchaser as follows:

      Organization of Corporation. Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Corporation is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.01 of Seller's Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Corporation has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of Corporation as in effect on the date hereof. The minute books and other similar records of Corporation as made available to Purchaser prior to the execution of this Agreement contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Corporation.

      Authority; Execution. Corporation has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Corporation of this Agreement and the Operative Agreements to which it is a party, and the performance by Corporation of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors and its stockholders, no other corporate action on the part of the Corporation or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Corporation and the Shareholder and constitutes a legal, valid and binding obligation of Corporation and the Shareholder enforceable against each such party in accordance with its terms. Upon the execution and delivery by Corporation and the Shareholder of the Operative Agreements to which Corporation or Shareholder is a party, such Operative Agreements, assuming the due authorization, execution and delivery thereof by the Purchaser, as the case may be, will constitute legal, valid and binding obligations of Corporation and the Shareholder enforceable against each such party in accordance with their respective terms.

      No Conflicts. The execution and delivery by Seller of this Agreement do not, and the execution and delivery by Seller of the Operative Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

        conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Corporation;

        subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.03(b) of Seller's Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or any of its Assets; or

        except as disclosed in Section 2.03(c) of Seller's Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller or any of its Assets under, any Contract or License to which Seller is a party or by which any of its Assets is bound.

      Governmental Approvals and Filings. Except as disclosed in Section 2.04 of Seller's Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

      Financial Statements. Seller has heretofore furnished Purchaser with true and complete copies of (i) the unaudited balance sheets and related unaudited statements of income and retained earnings of Corporation as of and for the fiscal years ended on December 31, 2003 and 2004, respectively; and (ii) the unaudited balance sheet (the "Latest Balance Sheet") of Corporation as of November 30, 2005 (the "Latest Balance Sheet Date") and the related unaudited statements of income and retained earnings for Corporation for the eleven-month period then ended (hereinafter, the financial statements referred to in subsections (i) and (ii) are referred to as the "Financial Statements"). Such Financial Statements have been prepared from the Business Books and Records on accrual basis for income tax reporting consistently applied throughout the periods indicated. The Financial Statements fairly present the financial condition of Corporation at the dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of Corporation, fixed or contingent, as of the dates thereof and the related statements of income and retained earnings, fairly present the results of the operations of Corporation and the changes in its financial position for the periods indicated.

      Absence of Changes. To the best of Seller's Knowledge, except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Latest Balance Sheet Date there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Condition of the Business. Without limiting the foregoing, except as disclosed in Section 2.06 of Seller's Disclosure Schedule, there has not occurred, between the Latest Balance Sheet Date and the date hereof, any of the following:

        (i) any increase in the salary, wages or other compensation of any Employee; (ii) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any employment-related Contract or other compensation arrangement with or for Employees or (B) salary ranges, increase guidelines or similar provisions in respect of any employment-related Contract or other compensation arrangement with or for Employees; or (iii) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which Seller reasonably believed to be the least costly was chosen;

        (i) incurrences by Seller of Indebtedness with respect to the conduct of the Business in an aggregate principal amount exceeding $20,000, or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Seller under, any Indebtedness of or owing to Seller with respect to the conduct of the Business;

        any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of Seller used or held for use in the conduct of the Business in an aggregate amount exceeding $20,000;

        any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Business or (ii) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes;

        any write-off or write-down of or any determination or write-off or write-down of any of the Assets of the Business;

        (i) any acquisition or disposition of any Assets used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice; or (ii) any creation or incurrence of a Lien, other than a Permitted Lien, on any Assets used or held in the conduct of the Business;

        any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to Section 2.17(a) of Seller's Disclosure Schedule or (ii) any License disclosed in Section 1.01(a)(viii) of Seller's Disclosure Schedule;

        capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $20,000;

        any transaction with any officer, director, Affiliate or Associate of Corporation or any Associate of any such officer, director or Affiliate (i) outside the ordinary course of business consistent with past practice or (ii) other than on an arm's-length basis;

        any disposal of or lapse of any rights to the use of any Intellectual Property, or disposal of or disclosure to any Person of any trade secret, formula, process or know-how not theretofore a matter of public knowledge without obtaining an appropriate confidentiality agreement from such Person;

        entered into or agreed to any sale, assignment, transfer or license of any Intellectual Property, except for nonexclusive licenses granted to customers in the ordinary course of business;

        any entering into of a Contract to do or engage in any of the foregoing after the date hereof;

        any distribution to the shareholders of the Corporation, in the form of dividends, bonus or otherwise, other than those consistent with past business practices; or

        any other transaction involving or development affecting the Business or the Assets outside the ordinary course of business consistent with past practice.

      No Undisclosed Liabilities. Except as reflected or reserved against in the Latest Balance Sheet included in the Financial Statements or as disclosed in Section 2.07 of Seller's Disclosure Schedule, there are no Liabilities against, relating to or affecting the Business or any of the Assets, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the Condition of the Business, and no fact or circumstance is Known to Seller that could result in the assertion against Seller or Purchaser of any such liability, commitment or obligation.

      Taxes.

        For purposes of this Agreement, (i) "Taxes" shall mean all federal, state, local and foreign income, gross receipts, profits, windfall profits, capital gains, franchise, sales, use, license, occupation, real property, personal property, property transfer, capital stock, premium, excise, employment, payroll, withholding, estimated, severance, stamp, environmental (including taxes under Section 59A of the Code), customs duties, social security, unemployment, disability, registration, value added, alternative or add-on minimum and other taxes, assessments or governmental charges of any nature, kind or character, and including any interest, additions to tax and penalties thereon; and (ii) "Tax Returns" shall mean all returns, declarations, reports and forms, claims for refunds, or information returns and reports relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        The Corporation has timely filed all Tax Returns that the Corporation was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Corporation (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 2.08(b) of Seller's Disclosure Schedule, the Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental or Regulatory Authority in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets or properties of the Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

        Neither Shareholder nor any officer, director, agent or representative of the Corporation (or any employee of the Corporation responsible for Tax matters) has Knowledge that any authority plans to assess any additional Taxes for any period for which Tax Returns have been filed by the Corporation. No dispute or claim exists concerning any Tax liability of the Corporation either (i) claimed or raised by any authority in writing or (ii) as to which Shareholder or any officer, director, agent or representative of the Corporation (or any employee of the Corporation responsible for Tax matters) has knowledge. Section 2.08(c) of Seller's Disclosure Schedule sets forth a list of all federal, state, local, and foreign income Tax Returns filed with respect to the Corporation for taxable periods ended on or after August 31, 2000. Section 2.08(c) of Seller's Disclosure Schedule further identifies those Tax Returns that have been audited and those Tax Returns that currently are the subject of an audit.

        None of the Assumed Liabilities is an obligation to make any payment that will not be deductible under Section 280G of the Code.

        The Corporation has not been a "real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        The Corporation (i) is not party to any Tax allocation or sharing agreement, (ii) has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than with respect to a group of which the Corporation was the common parent), (iii) has never incurred any liability for the Taxes of any person or entity (other then Corporation) under Treasury Reg. Section1.1502-6 (or any similar provision of state, local or foreign statute, law or regulation), as a transferee or successor, by contract or otherwise.

        All unpaid Taxes of the Corporation (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability set forth on the Latest Balance Sheet, and (ii) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Corporation in filing its Tax Returns.

        The Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        The Corporation has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that purported to be, or was intended to be, governed in whole or in part by Section 355 or Section 361 of the Code.

        The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

      Legal Proceedings. Except as disclosed in Section 2.09 of Seller's Disclosure Schedule (with paragraph references corresponding to those set forth below):

        there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Business or any of its Assets which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, (ii) if determined adversely to Seller, could reasonably be expected to result in (x) any injunction or other equitable relief that would interfere in any material respect with the Business or (y) Losses by Seller, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $5,000, or (iii) otherwise could reasonably be expected to have a materially adverse effect on the Business or Condition of Seller or its Assets;

        there are no facts or circumstances Known to Seller that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

        there are no Orders outstanding against Seller with respect to the Business or the Assets.

      Compliance With Laws and Orders. Except as disclosed in Section 2.10 of Seller's Disclosure Schedule, Seller is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Business or the Assets.

      Employment Agreements; Employee Benefits; ERISA.

        Section 2.11(a) of Seller's Disclosure Schedule sets forth an accurate list of (i) all officers, directors, and employees of Corporation and (ii) all employment, non-competition and non-solicitation agreements with any such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such officers, directors or employees as of (A) the first payroll date immediately preceding the Latest Balance Sheet Date and (B) the last payroll date immediately preceding the date of this Agreement. Seller has provided to Purchaser true, complete and correct copies of any existing employment agreements for the officers, directors or employees listed on Section 2.11(a) of Seller's Disclosure Schedule. Since the Latest Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director or employee, except ordinary salary increases and bonuses implemented on a basis consistent with past practices and bonuses described in Section 2.11(a) of Seller's Disclosure Schedule. Seller has provided to Purchaser an accurate list of individuals who are "qualified beneficiaries" as defined in Section 607(3)(A) of ERISA and Section 4980B(g)(1)(A) of the Code with respect to a Benefit Plan that is subject to COBRA.

        Section 2.11(b) of Seller's Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans. True, complete and correct copies of such plans, and any agreements, insurance contracts and trusts related thereto, have been delivered to Purchaser or made available to Purchaser for review. Except for the Benefit Plans described on Section 2.11(b) of Seller's Disclosure Schedule, Seller does not sponsor, maintain, contribute to or have any Liability with respect to any Benefit Plan. Seller is not now, nor will it as a result of its past activities become, liable to the PBGC or to any multiemployer or multiple employer employee pension benefit plan under the provisions of Section 302 of Title I of ERISA or Section 412 of the Code. All reports and other documents required to be filed with the Department of Labor, the PBGC or the IRS or any other Governmental or Regulatory Authority or required to be distributed to plan participants or beneficiaries have been timely filed or distributed, and copies of the most recent reports and filings relating thereto are included as a part of Section 2.11(b) of Seller's Disclosure Schedule. All Benefit Plans and the administration thereof comply with the terms thereof and all applicable provisions of ERISA, as well as all other applicable Laws. As of the Latest Balance Sheet Date, all accrued contribution obligations of Seller with respect to all Benefit Plans have either been paid or are reflected on the Latest Balance Sheet.

        All Benefit Plans listed or required to be listed on Section 2.11(b) of Seller's Disclosure Schedule that are intended to be Qualified Plans are and have been so qualified and have been determined by the Internal Revenue Service (the "IRS") to be so qualified. Copies of the most recent determination letters with respect thereto are attached to Section 2.11(c) of Seller's Disclosure Schedule. If a Qualified Plan is in the form of a master plan, a prototype plan or a volume submitter plan, then the term "determination letter" includes a favorable opinion or advisory letter issued by the IRS covering such Qualified Plan, provided the requirements of Announcement 2001-77 (or its successors) are satisfied, and provided Seller is entitled to rely on the opinion or advisory letter covering such master, prototype or volume submitter plan. Nothing has occurred that has or may have, and the consummation of the Contemplated Transactions will not have, an adverse affect on such qualification. All reports and other documents required to be filed with the Department of Labor, the PBGC or the IRS or any other Governmental Body or distributed to plan participants or beneficiaries (including actuarial reports, audits or tax returns) have been timely filed or distributed, and copies of the most recent reports and filings relating thereto are included as a part of Section 2.11(c) of Seller's Disclosure Schedule. Neither Seller nor any of the Benefit Plans has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Benefit Plan has incurred an accumulated funding deficiency (as defined in Section 412(a) of the Code and Section 302(a)(2) of ERISA), and Seller has not incurred any Liability for excise Tax or penalty due to the IRS, nor any Liability to the PBGC. Except as set forth on Section 2.11(c) of Seller's Disclosure Schedule:

          there have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan without notice to and approval by the IRS;

          no Benefit Plan is subject to the provisions of Title IV of ERISA;

          there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Benefit Plan;

          Seller has not incurred any liability under Section 4062 of ERISA; and

          no circumstances exist pursuant to which Seller would have any direct or indirect Liability (including, but not limited to, any Liability to any multiple employer or multiemployer plan or the PBGC under Title IV of ERISA or to the IRS for any excise Tax or penalty, or being subject to any statutory lien to secure payment of any such Liability) with respect to any Benefit Plan now or heretofore maintained or contributed to by any Person other than Seller that is, or at any time was, a member of a "controlled group" (as defined in 412(n)(6)(B)of the Code) that includes Seller.

        The consummation of the Contemplated Transactions will not, either alone or together with any other event, (i) entitle any employee or former employee of Corporation to any payment, (ii) increase the amount of compensation due to any such employee, (iii) accelerate the time of vesting or payment of any compensation, stock incentive or other benefit or (iv) result in any "parachute payment" under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

        With respect to each Benefit Plan, all contributions required or payments due from Seller prior to the date hereof have been made or will be timely made, and all amounts relating to such contributions have been properly recorded on the books of Corporation, and all levels of insurance reserves, trust funding and accrued liabilities with regard to all Benefit Plans (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller threatened, with respect to such Benefit Plan or against the assets or fiduciaries of such Benefit Plan. To the Knowledge of Seller, no event has occurred as a result of which Seller or any Benefit Plan may be subject to any Liability under ERISA, the Code or any other Laws applicable to any Benefit Plan.

        Seller has not announced any plan or commitment (whether or not legally binding) to create any additional Benefit Plans or to amend or modify any existing Benefit Plan, and Seller has no Liability with respect to or in connection with providing post-employment health and welfare benefits to any of its employees or former employees, or the employees or former employees of any company or business previously acquired by the Corporation.

        None of the Benefit Plans provides welfare benefits, including without limitation, death or medical benefits (whether or not insured) with respect to current or former Employees beyond their retirement or other termination of service (other than coverage required by COBRA or any similar state law).

        Corporation has the right pursuant to the terms of each Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan, and Purchaser immediately after the Closing Date shall, with respect to any Benefit Plan that Purchaser assumes from Seller, have exactly the same rights as Seller unilaterally to take such action without triggering any penalty or any obligation to make any additional contributions to such plan.

      Property.

        Corporation does not own any real property. Section 2.12(a) of Seller's Disclosure Schedule lists all leases of real property to which Corporation is a party.

        Corporation is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all of the Tangible Personal Property, which includes all tangible personal property reflected on the Latest Balance Sheet and tangible personal property acquired since the Latest Balance Sheet Date other than tangible personal property disposed of since such date in the ordinary course of business consistent with past practice. All of the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.12(b) of Seller's Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

      Orders; Commitments; Warranties and Returns. Section 2.13 of Seller's Disclosure Schedule sets forth Seller's warranties currently made with respect to the Business, and current policies with respect to returns of products. Except as set forth in Section 2.13 of Seller's Disclosure Schedule, Seller has experienced no actual or, to its Knowledge, threatened claims against it for warranty costs exceeding $10,000 in the aggregate. As used above, the term "warranty cost" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

      Intellectual Property

        Section 2.14(a) of Seller's Disclosure Schedule sets forth a list of all patents, patent applications, copyright registrations (and applications therefor), trademark registrations (and applications therefor) and trade names owned by Seller and used in the Business. Each of the federal and state registrations relating to the foregoing Assets is valid and in full force and effect.

        Section 2.14(b) of Seller's Disclosure Schedule sets forth a list of all patents, software and other technology used in the Business and for which the Seller does not own all right, title and interest (other than "shrink-wrap" software licensed in the ordinary course of business) (collectively, the "Third Party Technology"), and all license agreements or other contracts pursuant to which the Seller has the right to use the Third Party Technology (the "Third Party Licenses"). Seller has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) all Third Party Technology that is incorporated or used in the Business. Seller has not received notice that any party to any such license intends to cancel, terminate or refuse to renew (if renewable) such license or to exercise or decline to exercise any option or right thereunder.

        Section 2.14(c) of Seller's Disclosure Schedule sets forth a list of all material software products and tools developed, produced, marketed, sold or licensed by Seller in the operation of the Business as of the date of this Agreement, or during the ten years prior to such date (the "Products").

        All of the Intellectual Property Assets, including all right, title and interest therein, are, except for Third Party Technology set forth in Section 2.14(b) of Seller's Disclosure Schedule (and "shrink-wrap" software licensed in the ordinary course of business), owned solely by Seller free and clear of all Liens, other than Permitted Liens. Other than nonexclusive licenses granted in the ordinary course of business, Seller has not granted to any third party any rights or permissions to use any of the Intellectual Property Assets. Seller has a list of all nonexclusive licenses that were granted by Seller and has copies in written or electronic form of each such license agreement, including the signature of each licensee. Each such non-exclusive license is in the form attached to Section 2.14(d) of Seller's Disclosure Schedule, and Seller has not licensed any other Intellectual Property Assets. No software has been licensed under any terms that vary from the attached form, except as disclosed on Section 2.14(d) of Seller's Disclosure Schedule. Seller has not received any notice or claim (whether written, oral or otherwise) challenging Seller's ownership or rights in the Intellectual Property Assets or claiming that any other person or entity has any legal or beneficial ownership with respect thereto or challenging the validity or enforceability of the Intellectual Property Assets.

        Neither Seller's operation of the Business prior to the Acquisition nor the Intellectual Property Assets infringe, violate or interfere with or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity. Seller has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by either Seller's operation of the Business or the Intellectual Property Assets.

        To the Seller's Knowledge, no other person or entity is infringing or misappropriating the Intellectual Property Assets.

        Except as disclosed on Section 2.14(g) to Seller's Disclosure Schedule, (i) Seller has not disclosed any source code to any person or entity; (ii) the Seller has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information of the Business; (iii) Seller has not deposited any source code into any source code escrows or similar arrangements; and (iv) each Person who has worked on or participated in the development of any of the Intellectual Property Assets has entered into an agreement with Seller providing for the exclusive ownership of such Intellectual Property Assets by the Seller. If, as disclosed in Section 2.14(g) of Seller's Disclosure Schedule, Seller has deposited any source code into source code escrows or similar arrangements, to Seller's Knowledge, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

        Section 2.14(h) of Seller's Disclosure Schedule sets forth a list of all Internet domain names used by the Seller in the Business (collectively, the "Domain Names"). Seller has, and upon the consummation of the Acquisition, Purchaser will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Business as it is currently conducted.

        The Intellectual Property Assets include all of the Intellectual Property used or held for use in, and necessary for the conduct of, the Business as conducted by Seller as of the date of this Agreement.

        Except as set forth in Section 2.14(j) of Seller's Disclosure Schedule, Seller has obtained from any individual inventor, author or other potential assignor of intellectual property rights in the Intellectual Property Assets, a written assignment of such individual's rights, including the duty of such individual assignor to cooperate in the acquisition, recordation and enforcement of the assigned rights.

      Accounts Receivable. All accounts receivable of the Seller included in the Assets ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The Interim Balance Sheet will reflect adequate bad debt reserves and allowances. All Accounts existing and remaining unpaid at the time of Closing will be collectible by Purchaser in the ordinary course of business consistent with past practice (net of reserves on the Interim Balance Sheet) in 90 days or less.

      Insurance. Corporation maintains (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are set forth in Section 2.16 of Seller's Disclosure Schedule. All insurance policies of Corporation are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to Seller and of all agreements to which Seller is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

      Contracts.

        Section 2.17(a) of Seller's Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement) to which Seller is a party or by which any of the Assets is bound:

          (A) all Contracts providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of Seller to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee;

          all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or limiting the ability of any Person to compete with Seller in connection with the Business;

          all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business;

          all Contracts with licensors, licensees, distributors, dealers, manufacturer's representatives, sales agencies or franchises with whom Seller deals in connection with the Business;

          all Contracts between or among Corporation, on the one hand, and any officer, director, Affiliate or Associate of Corporation or any Associate of any such officer, director or Affiliate on the other hand;

          all collective bargaining or similar labor Contracts;

          all Contracts relating to Indebtedness of the Corporation;

          all Contracts relating to (a) the future disposition or acquisition of any Assets, other than dispositions or acquisitions of Inventory in the ordinary course of business consistent with past practice, and (b) any merger or other business combination; and

          all other Contracts with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $5,000 annually (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to Seller.

        Each Business Contract as well as each Personal Property Lease and Real Property Lease is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 2.17(b) of Seller's Disclosure Schedule, neither Seller nor any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

        Except as disclosed in Section 2.17(c) of Seller's Disclosure Schedule, (i) the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under any Business Contract, Personal Property Lease or Real Property Lease, and (ii) Seller is not a party to or bound by any Business Contract, Personal Property Lease or Real Property Lease that has been or could reasonably be expected to be, individually or in the aggregate with any other Business Contracts, Personal Property Lease or Real Property Lease, materially adverse to the Condition of the Business.

      Licenses. Section 1.01(a)(viii) of Seller's Disclosure Schedule contains a true and complete list of all material Licenses used or held for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.18 of Seller's Disclosure Schedule:

          Seller owns or validly holds all Licenses that are material, individually or in the aggregate, to the Business;

          each Business License is valid, binding and in full force and effect;

          Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Business License; and

          the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any Business License.

      Affiliate Transactions. Except as disclosed in Section 2.19 of Seller's Disclosure Schedule, (i) no officer, director, Affiliate or Associate of Corporation or any Associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director, Affiliate or Associate. Except as disclosed in Section 2.19 of Seller's Disclosure Schedule, each of the transactions listed in Section 2.19 of Seller's Disclosure Schedule is engaged in on an arm's-length basis.

      Employees; Labor Relations.

        Section 2.20(a) of Seller's Disclosure Schedule contains a list of the name of each Employee at the date hereof, together with such Employee's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such Employee in effect on such date. Seller has no reason to believe that any of such Employees will or may cease to be Employees, or will refuse offers of employment from Purchaser, because of the consummation of the transactions contemplated by this Agreement.

        Except as disclosed in Section 2.20(b) of Seller's Disclosure Schedule, (i) no Employee is presently a member of a collective bargaining unit and, to the Knowledge of Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against Seller with respect to the conduct of the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Seller is in material compliance with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining.

      Substantial Customers and Suppliers. Section 2.21 of Seller's Disclosure Schedule lists the twenty (20) largest customers of the Business, on the basis of revenues for the most recently-completed fiscal year. Section 2.21 of Seller's Disclosure Schedule lists the twenty (20) largest suppliers of the Business, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in Section 2.21 of Seller's Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, sales to or provision of services to the Business since the Latest Balance Sheet Date, or to the Knowledge of Seller, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in Section 2.21 of Seller's Disclosure Schedule, to the Knowledge of Seller, no such customer or supplier is threatened with bankruptcy or insolvency.

      Inventory. All of the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for damage and outdated items. All items included in the Inventory are the property of Seller, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

      No Guarantees. None of the Liabilities of the Business or of Seller incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has Seller guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom Seller sells goods or provides services in the conduct of the Business or with whom Seller otherwise has significant business relationships in the conduct of the Business.

      Entire Business. The sale of the Assets by Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller, by any of Corporation's Affiliates or Associates or by others) in connection with the conduct of the Business as heretofore conducted by Seller (except for the Excluded Assets). Except as disclosed in Section 2.24 of Seller's Disclosure Schedule, there are no shared facilities or services which are used in connection with the Business and any other business or other operations of Seller or any of Corporation's Affiliates or Associates other than the Business.

      Disclosure. All material facts relating to the Condition of the Business have been disclosed to Purchaser in or in connection with this Agreement. No representation or warranty of Seller or Shareholder contained in this Agreement, and no statement contained in Seller's Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including without limitation the Financial Statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

      Accredited Investor; Acquisition for Investment.

        Shareholder is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

        Shareholder is acquiring the Restricted Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Seller has no present intention or plan to effect any distribution of the Restricted Shares.

      Brokers. Except as set forth in Section 2.27 of Seller's Disclosure Schedule all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller. Any person identified in Section 2.27 of Seller's Disclosure Schedule will be paid by the Corporation or the Shareholder at or prior to Closing and no such Person has or will have any valid claim against Purchaser for a finder's fee, brokerage commission or similar payment.

  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser hereby represents and warrants to Seller as follows:

      Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser has the full corporate power and authority to conducts its business as and to the extent now conducted and to own, use and lease its assets and properties. Purchaser is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction where the ownership, use or leasing of its assets and properties, or the conduct or the nature of its business makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a materially adverse effect on the financial condition of Purchaser.

      Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Corporation and the Shareholder, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, and assuming the due authorization, execution and delivery of this Agreement by Corporation and the Shareholder, as the case may be, of such Operative Agreements, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

      Restricted Shares. The Restricted Shares will be duly authorized, validly issued, outstanding, fully paid and nonassessable. The delivery of the certificates representing the Restricted Shares will transfer to Seller beneficial and record title to the Restricted Shares, free and clear of all Liens and free and clear of all restrictions on transfer except for those imposed by the Securities Act and all applicable state securities laws and the Lock-Up Agreement.

      No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws (or other comparable corporate charter document) of Purchaser; (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.04 of Purchaser's Disclosure Schedule hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties; or (c) except as disclosed in Section 3.04 of Purchaser's Disclosure Schedule hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon the Restricted Shares, Purchaser or any of its assets or properties under, any Contract or License to which Purchaser is a party or by which any of its assets and properties is bound.

      Governmental Approvals and Filings. Except as disclosed in Section 3.05 of Purchaser's Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

      Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements. Except as set forth in the SEC Documents (as defined below), there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against Purchaser pending or, to Purchaser's knowledge, threatened, which if determined adversely to Purchaser, could be expected to result in a material adverse effect on the financial condition or results of operations of Purchaser considered as a whole.

      SEC Documents. Purchaser has furnished or made available to Seller a true and complete copy of (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 2003 and 2004, (ii) its definitive proxy statements relating to its 2004 and 2005 annual shareholders meetings, and (iii) all other filings (other than preliminary registration and proxy statements) between December 31, 2004 and the date hereof (collectively, the "SEC Documents"), which Purchaser filed under the federal securities laws with the Securities and Exchange Commission ("SEC"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.

      Brokers. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in a manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

  COVENANTS

      Fulfillment of Conditions. Each of the parties hereto will execute and deliver at the Closing each Operative Agreement that either is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of such party contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

      Access. During the period commencing on the date of this Agreement and continuing through the Closing Date, Corporation and the Shareholder, upon reasonable prior notice from Purchaser to Seller, will (a) afford to Purchaser and its Representatives, at all reasonable times during normal business hours, full and complete access to Seller's personnel, professional advisors, properties, contracts, books and records, and other documents and data, (b) furnish Purchaser and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and its Representatives with such additional financial, operating, and other data and information as Purchaser may reasonably request, all of which shall be done under the supervision of such Representatives of Seller as may be designated by Seller from time to time. During the period commencing on the date of this Agreement and continuing through the Closing Date, Purchaser, upon reasonable prior notice from Seller to Purchaser, will afford to Seller and its Representatives, at all reasonable times during normal business hours, reasonable access to Purchaser's personnel, professional advisors, properties, contracts, books and records, and other documents and data, for the purpose of confirming Purchaser's disclosures in the SEC Documents and matters addressed in Purchaser's representations and warranties contained in Article III.

      Operation of the Business of Seller. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Purchaser, Corporation and the Shareholder will:

        except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course in a manner consistent with past practice;

        use commercially reasonable, good faith efforts to preserve intact the current business organization of Corporation, keep available the services of the current officers, employees and agents of Corporation, and maintain the relations and goodwill with its suppliers, customers, landlords, trade creditors, employees, agents, and others having business relationships with Seller;

        confer with Purchaser concerning business or operational matters of a significant nature;

        use commercially reasonable, good faith efforts to maintain all of its assets and properties in their current condition, ordinary wear and tear excepted, and maintain in full force and effect the insurance described in Section 2.16 or insurance providing comparable coverage and, in the event of any damage to or destruction of any of the Assets prior to the Closing Date that are necessary for the operation of the Business as currently conducted and which have a value in excess of Ten Thousand Dollars ($10,000.00), Seller will either, at Seller's sole option, (i) use commercially reasonable, good faith efforts to repair or replace any such Assets as soon as reasonably practicable after such loss or damage occurs or (ii) assign to Purchaser, at the Closing, all right, title and interest in and to any insurance proceeds with respect to the Assets so damaged or destroyed;

        maintain the Business Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years; and

        report periodically to Purchaser, but in no event more frequently than weekly and otherwise in response to Purchaser's reasonable request, concerning the status and operation of the Business.

      Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither Corporation nor the Shareholder will, without the prior written consent of Purchaser, take any action, or fail to take any action within their reasonable control, as a result of which any of the changes or events listed in Section 2.06 would occur. In addition, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), neither Corporation nor the Shareholder will:

        settle any pending Actions or Proceedings or obtain any releases of threatened Actions or Proceedings if (i) such settlement or release would impose restrictions on Seller's ability to conduct the Business or may adversely affect Seller other than by reason of Seller's payment of monies thereunder or (ii) the amounts payable by Seller pursuant to such settlement or release would exceed Ten Thousand Dollars ($10,000.00);

        accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

        make any distribution to the Shareholder other than those customarily made on an annual basis;

        initiate or continue any sales incentive program or engage in any promotional or discount activities other than such programs or activities as are conducted in the ordinary course of business consistent with past practice and approved by Seller in writing; or

        take any action, or fail to take any action within Seller's reasonable control, which would result in any of the representations and warranties set forth in Article II not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

      No Negotiation. Until the Closing, or the termination or expiration of this Agreement, neither Corporation nor Shareholder will, and each of Corporation and the Shareholder will cause their respective Representatives not to, directly or indirectly (i) take any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person to engage in any transaction which contemplates a merger or business combination involving the Corporation or the sale of any stock or assets of the Corporation (except for sales of inventory in the ordinary course of business) (a "Sale Transaction"), or (ii) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, a Sale Transaction. If the Seller or any of its Representatives receives from any person any offer, inquiry or informational request referred to above, Seller will promptly advise such person that it has no interest in such discussion. The parties agree that if Seller breaches this Section 4.05, Seller shall pay to Purchaser, as liquidated damages and not as a penalty, a fee of One Million Dollars ($1,000,000). Until the Closing, or the termination or expiration of this Agreement, neither Purchaser nor its Representatives, will directly or indirectly (i) take any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person to engage in any transaction which contemplates a merger or business combination involving the Purchaser and a direct competitor of the Corporation or the acquisition of any stock or assets by the Purchaser of a direct competitor of the Corporation (an "Acquisition Transaction"), or (ii) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or other otherwise attempt to consummate, an Acquisition Transaction. If the Purchaser or any of its Representatives receives from any person any offer, inquiry or informational request referred to above, Purchaser will promptly advise such person that it has no interest in such discussion. The parties agree that if Purchaser breaches this Section 4.05, Purchaser shall pay to Corporation, as liquidated damages and not as a penalty, a fee of One Million Dollars ($1,000,000).

      Mutual Covenants Regarding Governmental Filings. As promptly as practicable after the date of this Agreement, Seller will make all filings which are required under applicable Laws to be made by Seller in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller and Purchaser will cooperate with each other with respect to all filings or notices that Purchaser elects to make or is required by any applicable Laws to make in connection with the Contemplated Transactions.

      Use of Name. From and after the Closing, neither Corporation nor the Shareholder shall use, directly or indirectly, the name "Synchronics" or any name similar to the foregoing. Corporation shall change its corporate name to a name that does not violate the foregoing provision within three (3) days following the Closing.

      Supplementation and Correction of Information. Between the date of this Agreement and the Closing Date, Corporation and the Shareholder will use their best efforts to promptly correct and supplement the information set forth in Seller's Disclosure Schedule delivered by Seller pursuant to this Agreement in order to cause Seller's Disclosure Schedule to remain correct and complete in all material respects. Seller's delivery to Purchaser of any corrections or supplements will, without further notice or action on the part of Seller or Purchaser, immediately and automatically constitute an amendment to Seller's Disclosure Schedule to which such corrections and supplements relate; provided, however, that for purposes of determining whether the condition precedent pursuant to Section 5.01 has been satisfied, or whether Purchaser has the right to terminate this Agreement pursuant to Section 11.01(b), any such amendment to Seller's Disclosure Schedule will be disregarded. No such correction or supplement shall cure any breach of any representation or warranty relating to facts or circumstances Known by the Corporation or the Shareholder on the date of this Agreement or as of the date of any subsequent correction or supplement to Seller's Disclosure Schedule.

      Employees.

        Effective immediately prior to the Closing, the Corporation shall terminate the employment of each of its then current employees. Effective as of the Closing, Purchaser shall offer employment to each of such employees at the respective rates of salary, and with the benefits and incentive compensation arrangements, set forth on Section 4.09 of Purchaser's Disclosure Schedule. Purchaser shall be under no obligation to hire any present employee of Corporation except pursuant to such offers of employment. Any obligations to or benefits for employees or former employees of Corporation shall be the sole responsibility of Seller. Purchaser shall have no obligations whatsoever for the continuation of any bonus, compensation, welfare or pension benefit programs for any present or former employee of the Corporation, and Purchaser shall not have, and does not accept, any Liability with respect to any present or former employee of Corporation. Purchaser and Seller agree to use the alternative procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting. Purchaser hereby agrees that if the Closing occurs after December 31, 2005, Purchaser shall perform on behalf of Corporation payroll processing services (including payment of wages and associated tax reporting) for any payroll period of the Corporation for which the scheduled payment date has not occurred prior to the Closing Date with respect to those employees of the Corporation that are offered and accept employment by the Purchaser; provided that Seller shall provide to Purchaser in a timely manner all information necessary for Purchaser to properly perform such services. In the event that Purchaser pays any employee of Corporation pursuant to the preceding sentence, Seller agrees that the aggregate amount so paid by Purchaser attributable to employment with Corporation shall constitute a liability of Corporation to be reflected on the Closing Balance Sheet for purposes of calculating the Final Purchase Price Adjustment.

        Seller shall terminate any or all Benefit Plans effective immediately prior to the Closing if Purchaser so requests within a reasonable period of time prior to Closing. Seller shall at Closing furnish Purchaser written evidence that Seller has timely and properly terminated any Benefit Plan which Purchaser has requested Seller to terminate.

      Non-Competition and Non-Solicitation. Corporation and the Shareholder hereby acknowledge, recognize and confirm that the nature of the Business is highly competitive, that the covenants herein contained in this Section are part of the bargained for consideration without which Purchaser would not consummate the Contemplated Transactions, that the covenants herein will not deprive Corporation or the Shareholder of a means by which they may earn a livelihood or otherwise cause undue hardship and that this Section is a reasonable and necessary means by which Purchaser must be able to protect its legitimate business interests and the goodwill and the customer and supplier relationships of the Business to be acquired by it in connection with the Contemplated Transactions.

        Accordingly, Corporation and Shareholder agree that neither Corporation nor Shareholder will directly or indirectly during the ten (10) year period following the Closing Date (the "Noncompetition Period") (i) engage in or actively prepare to engage in any Competing Business, whether such engagement is as an officer, director, proprietor, employee, partner, manager, member, investor (other than as a passive investor in less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, substantial creditor or otherwise anywhere in the United States, Canada, Europe, Australia, Japan, China, or Malaysia (the "Restricted Territory"); or (ii) assist others in engaging in or preparing to engage in any Competing Business in the manner described in clause (i) of this Section 4.10(a); or (iii) solicit the business of, or trade with, any customers or prospective customers of Corporation in the Restricted Territory with respect to the products sold by Corporation during the two (2) year period immediately preceding the Closing Date; or (iv) induce, or otherwise solicit, any customers with whom Corporation has done business to terminate or otherwise curtail or impair their business relationship with Purchaser or Purchaser's Affiliates; or (v) solicit or induce any individual who is an employee of Purchaser to terminate his or her employment with Purchaser or offer employment to or hire or engage any such individual while such person is employed by Purchaser or during the six (6) month period thereafter.

        In addition, Corporation and Shareholder agree that neither Corporation nor Shareholder will directly or indirectly during the greater of (i) the two (2) year period following the Closing Date or (ii) the term of the Shareholder's employment with the Purchaser plus one (1) year, but in no event longer than ten (10) years (y) engage in or actively prepare to engage in any business in the Field, whether such engagement is as an officer, director, proprietor, employee, partner, manager, member, investor (other than as a passive investor in less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, substantial creditor or otherwise anywhere in the Restricted Territory; or (z) assist others in engaging in or preparing to engage in any business in the Field in the manner described in clause (y) of this Section 4.10(b).

      Confidentiality. Corporation and the Shareholder expressly acknowledge and agree that Seller's records, books, data and other confidential information concerning Seller's products, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving Seller and used in the Business are considered by Purchaser to be confidential and in the nature of trade secrets and are valuable, special and unique assets of Purchaser, access to and knowledge of which are essential to preserve the good will, customer relationships and going business value of the Business for the benefit of Purchaser and Purchaser's Affiliates. In recognition of the highly competitive nature of the industry in which Purchaser's business will be conducted, Corporation and the Shareholder further agree that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this or any other confidentiality agreement) and heretofore obtained by Corporation or the Shareholder shall be considered confidential information (collectively, the "Confidential Information"). In recognition of the foregoing, Corporation and the Shareholder hereby agree that neither Corporation nor the Shareholder will, during the five (5) year period following the Closing Date, (a) disclose or cause or permit to be disclosed any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by law or appropriate court order and written notice thereof, if practicable, is provided to Purchaser not less than ten (10) days prior to such disclosure, (b) use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this or any other confidentiality agreement), for Corporation's or Shareholder's own purposes or for the benefit of any Person (except Purchaser or Purchaser's Affiliates), or (c) use any of the Confidential Information to the detriment of Purchaser or Purchaser's Affiliates; provided, that with respect to any Confidential Information that constitutes a trade secret pursuant to applicable Law, the foregoing obligations shall survive beyond such 5-year period for so long as such Confidential Information remains a trade secret. The foregoing shall be in addition to and not lieu of any protections available to Purchaser pursuant to any applicable Law regarding the protection of trade secrets.

      Reformation. It is expressly understood and agreed that, although Corporation, Shareholder and Purchaser consider the restrictions set forth in Sections 4.10 and 4.11 to be reasonable for the purpose of preserving for Purchaser the good will, customer relationships, proprietary rights and going business value of the Business, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction set forth in Sections 4.10 and 4.11 is an unreasonable or otherwise unenforceable restriction against Corporation or Shareholder, the parties hereto do hereby authorize such court to revise and amend the provisions of Sections 4.10 and 4.11 so as to produce legally enforceable restrictions, and, if the court refuses to do so, the parties hereto agree that the provisions of Sections 4.10 and 4.11, as appropriate, shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

      Equitable Relief. Corporation and the Shareholder acknowledge and agree that Purchaser's remedy at law for a breach or threatened breach of any of the provisions of Sections 4.10 or 4.11 would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by Corporation or Shareholder of the provisions of Sections 4.10 or 4.11, it is agreed that, in addition to its remedies at law, Purchaser shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary, preliminary, or permanent injunction, or any other equitable remedy which may then be available, including but not limited to an equitable accounting of all earnings, profits and other benefits arising from or in connection with such violation. Corporation and the Shareholder agree not to oppose Purchaser's request for any of the above relief on the grounds that Purchaser has not been irreparably injured or that Purchaser has an adequate remedy at law or that such equitable relief is inappropriate. Nothing set forth in this Section 4.13 shall be construed as prohibiting Purchaser from pursuing any other rights and remedies available to it for such breach or threatened breach.

      Best Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to January 3, 2006 in accordance with the terms hereof and shall cooperate fully with each other and their respective Representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

      Public Announcements. Neither Purchaser, Corporation nor Shareholder will issue any press release or make any other public announcement relating to the contemplated transactions without the prior consent of the other parties hereto, except that Purchaser will issue a press release the content of which shall be approved by the Seller in its reasonable business judgment announcing the contemplated transaction following execution of this Agreement, and Purchaser may make any other disclosure required to be made under applicable Law or any rule or regulation of the National Association of Securities Dealers Automated Quotation System or any stock exchange on which shares of Common Stock or other securities of Purchaser are listed, if Purchaser determines in good faith that it is necessary to do so and, if practicable, gives prior notice to Corporation and the Shareholder.

      Work for Hire Agreements. Prior to the Closing Date, the Corporation shall obtain and provide to the Purchaser work for hire agreements from each Person who has worked on the Products whether as an employee, contractor or otherwise, including without limitation those persons identified on Schedule 4.16 of Seller's Disclosure Schedule. Such work for hire agreements shall be in the form of Exhibit A.

  CONDITIONS TO OBLIGATIONS OF PURCHASER

  The obligations of Purchaser hereunder to purchase the Assets and to assume and to pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

      Representations and Warranties. Each of the representations and warranties made by Corporation and the Shareholder in this Agreement shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct in all material respects (except that any such representations and warranties qualified as to materiality shall be true and correct in all respects) on and as of the Closing Date, as though made on that date.

      Performance. Corporation and the Shareholder shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Corporation and the Shareholder at or before the Closing.

      Officers' Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by an authorized officer of Corporation, substantially in the form and to the effect of Exhibit B hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Corporation, substantially in the form and to the effect of Exhibit C hereto.

      Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

      Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods (including without limitation the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, shall have occurred.

      Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Purchaser and Seller of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser or Seller is a party or by which any of their respective Assets and Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser, the Assets, the Assumed Liabilities or the Business or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser.

      Opinion of Counsel. Purchaser shall have received the opinion of Harris Shelton Hanover Walsh, PLLC, counsel to Seller, dated the Closing Date, substantially in the form and to the effect of Exhibit D hereto.

      Deliveries. Seller shall have delivered to Purchaser the General Assignment and the other Assignment Instruments.

      Employment Agreement. The Shareholder shall have entered into an employment agreement with Purchaser in the form of Exhibit E (the "Employment Agreement").

      Lease Agreement. Corporation shall have terminated its existing lease for Corporation's office space at 1727 Kirby Parkway and Purchaser shall have entered into a new lease with Goldstein Investments. Such lease termination agreement shall be in the form of Exhibit F and such lease agreement shall be in the form of Exhibit G.

      Board Approval. The purchase and sale of the Assets shall have been approved by the Board of Directors of Purchaser.

      Satisfactory Due Diligence. Purchaser's due diligence investigation of the Business following the date hereof shall not have uncovered any material information or omissions regarding the Condition of the Business materially inconsistent with the information provided to Purchaser prior to the date hereof.

      Proceedings. All proceedings to be taken on the part of Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Purchaser in its reasonable business judgment, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      Lock-Up Agreement. Shareholder shall have executed a Lock-Up Agreement in the form of Exhibit H, pursuant to which Shareholder shall have agreed not to sell or otherwise distribute the Restricted Shares, except in accordance therewith (the "Lock-Up Agreement").

      Escrow Agreement. Corporation, Shareholder and Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement in the form of attached Exhibit I.

      Indebtedness. Seller shall have paid or shall permit Purchaser to pay from the Cash Portion of the Purchase Price all Indebtedness or other obligations of Seller which are secured by or may result in a lien or claim upon any or all of the Assets.

      Broker Release. Each Person identified in Section 2.27 of Seller's Disclosure Schedule shall have executed a release in favor of Purchaser in form and substance satisfactory to Purchaser.

      Material Adverse Change. There shall have been no material adverse change in Seller's business, management, or financial condition between the date hereof and the Closing Date.

  CONDITIONS TO OBLIGATIONS OF SELLER

  The obligations of Seller hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

      Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct in all material respects (except that any such representations and warranties qualified as to materiality shall be true and correct in all respects) on and as of the Closing Date, as though made on that date.

      Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

      Officers' Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by an authorized officer of Purchaser, substantially in the form and to the effect of Exhibit J hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit K hereto.

      Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

      Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Seller of its obligations hereunder and to the consummation of the transactions contemplated hereby as are required under the Contracts listed in Section 6.06 of Seller's Disclosure Schedule (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

      Opinion of Counsel. Seller shall have received the opinion of Smith, Gambrell & Russell, LLP, counsel to Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit L hereto.

      Deliveries. Purchaser shall have delivered to Seller the Assumption Agreement and the other Assumption Instruments.

      Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of all such documents and other evidences as Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      Lease Agreement. Corporation shall have terminated its existing lease for Corporation's office space at 1727 Kirby Parkway and Purchaser shall have entered into a new lease with Goldstein Investments. Such lease termination agreement shall be in the form of Exhibit F and such lease agreement shall be in the form of Exhibit G.

      Registration Rights Agreement. Purchaser shall have executed and delivered to Shareholder a Registration Rights Agreement, substantially in the form and to the effect of Exhibit M hereto.

      Material Adverse Change. There shall have been no material adverse change in Purchaser's business, management, or financial condition between the date hereof and the Closing Date.

  TRANSFERS OF COMMON STOCK

      Restrictions on Transfers.

        Shareholder agrees and acknowledges that he will not, directly or indirectly, offer, sell, assign, pledge, encumber or otherwise transfer the Restricted Shares or solicit any offers to purchase or otherwise acquire or make a pledge of any Restricted Shares unless such offer, sale, assignment, pledge encumbrance or other transfer complies with the provisions of this Agreement, and (i) such offer, sale, assignment, pledge, transfer or other transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or "blue sky" laws or (ii) unless waived by Purchaser in writing, Shareholder shall have furnished Purchaser with an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Purchaser, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or "blue sky" laws.

        Shareholder shall not publicly re-sell (whether pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder) any of the Restricted Shares except in accordance with the Lock-Up Agreement. Purchaser shall, upon request of Shareholder, use reasonable efforts to assist Shareholder in removing the restrictive legend on the Restricted Stock in accordance with applicable laws, including the Securities Act, in order to permit Shareholder to sell the Restricted Shares in accordance with the Lock-Up Agreement.

      Legend on Certificates. Each outstanding certificate representing Restricted Shares shall bear an endorsement reading substantially as follows:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NEITHER BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION UNDER SAID SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH THEY WILL BE SOLD OR TRANSFERRED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS."

  "TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED PURSUANT TO THE TERMS OF AN ASSET PURCHASE AGREEMENT DATED _____________ ____, 2005 AND A LOCK-UP AGREEMENT DATED ___________ _____, 200__, AND ANY TRANSFER OF ANY SUCH SECURITIES IN VIOLATION OF SUCH AGREEMENTS IS VOID."

  SURVIVAL OF REPRESENTATIONS, WARRANTIES,COVENANTS AND AGREEMENTS

      Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Corporation, Shareholder and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Corporation, Shareholder and Purchaser contained in this Agreement will survive the Closing (a) in the case of the representations and warranties contained in Sections 2.02, 2.08, 2.11, 2.12, 2.14 and 2.24, until the date thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof, (b) in the case of all other representations and warranties set forth in Article II or III, until the date which is thirty-six (36) months following the Closing Date, (c) in the case of the covenants and agreements contained in Sections 1.06, 4.10 and 4.11 and any other covenants and agreements which by their terms expressly survive for a specified period of time, in accordance with their respective terms, and (d) in the case of all other covenants and agreements set forth herein, until the expiration of the statute of limitations applicable thereto, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clauses (a) - (d) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX and in the Escrow Agreement.

  INDEMNIFICATION

      Indemnification.

        Subject to this Article IX, Corporation and the Shareholder shall jointly and severally indemnify the Purchaser Indemnified Parties in respect of, hold each of them harmless from and against, and otherwise compensate and reimburse each of them for, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Corporation or Shareholder contained in this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein) or (ii) a Retained Liability.

        Subject to this Article IX, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein) or (ii) an Assumed Liability.

      Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 9.01 will be asserted and resolved as follows:

        In the event any claim or demand in respect of which an Indemnified Party might seek indemnity or reimbursement under Section 9.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

          If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full by reason of Section 9.03). The Indemnifying Party will have control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 9.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.02(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it waives its right to indemnity under Section 9.01 with respect to such Third Party Claim.

          If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 9.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.02(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

          If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.01 and the Escrow Agent or Indemnifying Party (as applicable) shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

        In the event any Indemnified Party should have a claim under Section 9.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.01 and the Escrow Agent of the Indemnifying Party (as applicable) shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

        If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party. If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

      Liability Limits. Notwithstanding anything to the contrary set forth herein:

        Neither Corporation nor the Shareholder shall be liable to Purchaser for Losses arising hereunder until the aggregate of such Losses incurred by Purchaser exceed $75,000 (the "Seller Basket Amount"); and then Corporation and the Shareholder shall be liable for all such Losses (not just the amount in excess of $75,000); provided, however, that Losses arising under or pursuant to Section 9.01(a)(ii), Losses relating to any breach of Section 2.02 and Losses based on fraud shall not be subject to the Seller Basket Amount, and the amount of any such Losses shall not be included with other Losses in determining whether the Seller Basket Amount has been reached.

        Purchaser shall not be liable to Seller for any Losses arising hereunder until the aggregate of such Losses incurred by Seller exceed $75,000 (the "Purchaser Basket Amount") and then Purchaser shall be liable for all such Seller Losses (not just the amount in excess of $75,000); provided, however, that Losses arising under or pursuant to Section 9.01(b)(ii) of this Agreement and Losses based on fraud shall not be subject to the Purchaser Basket Amount, and that the amount of any such Losses shall not be included with other Losses in determining whether the Purchaser Basket Amount has been reached.

        Except for Losses based on fraud (with respect to which there will be no limitation), the aggregate indemnification obligation of Corporation and the Shareholder hereunder shall not exceed, in the aggregate, an amount equal to the Purchase Price (the "Seller Cap Amount"); provided, however, that neither Losses arising under or pursuant to Section 9.01(a)(ii) nor Losses relating to any breach of Sections 2.02, 2.11, or 2.14(d)-(j) shall be subject to the Seller Cap Amount and there shall be no limitation on the indemnification obligations of Corporation and the Shareholder with respect to such Losses.

        Except for Losses based on fraud (with respect to which there will be no limitation), Purchaser's indemnification obligations hereunder shall not exceed, in the aggregate, an amount equal to the Purchase Price (the "Purchaser Cap Amount"); provided, however, that Losses arising under or pursuant to Section 9.01(b)(ii) of this Agreement shall not be subject to the Purchaser Cap Amount and there shall be no limitation on the indemnification obligations of Purchaser with respect to Losses arising under or pursuant to such provision.

      Escrow Agreement. As security for the indemnification obligations of Seller hereunder, the Escrowed Amount will be placed in escrow with the Escrow Agent pursuant to the terms of the Escrow Agreement.

  DEFINITIONS

      Definitions.

        Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

        "Accounts" has the meaning ascribed to it in Section 2.15.

        "Accounts Receivable" has the meaning ascribed to it in Section 1.01(a)(iii).

        "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

        "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

        "Agreement" means this Asset Purchase Agreement and the Exhibits, Seller's Disclosure Schedule and Purchaser's Disclosure Schedules hereto and the certificates delivered pursuant to Articles V and VI, as the same shall be amended from time to time.

        "Assets" has the meaning ascribed to it in Section 1.01(a).

        "Acquisition" means the purchase and sale of the Assets pursuant to this Agreement.

        "Acquisition Transaction" has the meaning ascribed to it in Section 4.05.

        "Assignment Instruments" has the meaning ascribed to it in Section 1.04.

        "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

        "Assumed Liabilities" has the meaning ascribed to it in Section 1.02(a).

        "Assumption Agreement" has the meaning ascribed to it in Section 1.04.

        "Assumption Instruments" has the meaning ascribed to it in Section 1.04.

        "Benefit Plan" means any Plan established by Seller, or any predecessor or Affiliate of Corporation, existing at the Closing Date or prior thereto, to which Seller contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of Corporation or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

        "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

        "Business" has the meaning ascribed to it in the forepart of this Agreement.

        "Business Books and Records" has the meaning ascribed to it in Section 1.01(a)(x).

        "Business Contracts" has the meaning ascribed to it in Section 1.01(a)(v).

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of Tennessee and Georgia are authorized or obligated to close.

        "Business Licenses" has the meaning ascribed to it in Section 1.01(a)(viii).

        "Cash Portion" has the meaning ascribed to it in Section 1.03(a).

        "Cause" shall, with respect to the Shareholder, have the same meaning as in the Shareholder's Employment Agreement.

        "Claim Notice" means written notification pursuant to Section 9.02(a) of a Third Party Claim as to which indemnity under Section 9.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 9.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

        "Closing" means the closing of the transactions contemplated by Section 1.04.

        "Closing Balance Sheet" has the meaning ascribed to it in Section 1.03(b)(iii).

        "Closing Date" means January 3, 2006 or if the closing does not occur on such date then such other date as is agreed upon by the parties hereto (or if not agreed, then January 15, 2006).

        "Closing Price" means the closing price of a share of Purchaser's common stock on the National Association of Securities Dealers Automated Quotation System or any stock exchange on which Purchaser's shares of common stock are listed.

        "COBRA" means the provisions of Section 40980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Common Stock" means the Common Stock, no par value per share of Purchaser.

        "Competing Business" means a business or activity that is competitive with the current business activities of Corporation or that involves developing and selling products similar to or competitive with products of Corporation, including any business or activity involving the development, sale, marketing, or licensing of software applications, or other technology intended to perform substantially the same or similar functions as the Corporation's products known as CounterPoint V7, CounterPoint SQL, CPGateway and CPOnline, or their derivatives, enhancements, or replacements.

        In addition, Competing Business shall be deemed to include any business which is competitive with the sale of equipment manufactured and sold by Purchaser which may be used conjunction with the products of Corporation described above, notwithstanding the fact that Corporation is not presently engaged in such business.

        "Condition of the Business" means the business, condition (financial or otherwise), results of operations, assets, properties and prospects of the Business.

        "Confidential Information" has the meaning ascribed to it in Section 4.11

        "Contemplated Transactions" means, collectively, the transactions contemplated by this Agreement, including without limitation, the Acquisition.

        "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

        "Corporation" has the meaning ascribed to it in the forepart of this Agreement.

        "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

        "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

        "Domain Names" has the meaning ascribed to it in Section 2.14(h).

        "Employee" means each employee, officer or consultant of Corporation engaged primarily in the conduct of the Business.

        "Employment Agreement" has the meaning ascribed to it in Section 5.09.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "Escrow Agent" means the Person selected by Purchaser who shall serve as Escrow Agent pursuant to the Escrow Agreement.

        "Escrow Agreement" means the Escrow Agreement in the form of attached Exhibit I to be executed at Closing among Purchaser, Seller and the Escrow Agent.

        "Escrowed Amount" has the meaning ascribed to it in Section 1.04.

        "Excluded Assets" has the meaning ascribed to it in Section 1.01(b).

        "Field " means any business activity involving the development, sale, marketing or licensing of software applications or services, or other technology intended to perform the same or similar function, that support the business operations of retailers in the areas of inventory, customer management, point of sale, supplier management, sales management, employee time tracking and scheduling, or associated operational functions.

        "Final Purchase Price Adjustment" has the meaning ascribed to it in Section 1.03(b)(iii).

        "Financial Statements" has the meaning ascribed to it in Section 2.05.

        "General Assignment" has the meaning ascribed to it in Section 1.04.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

        "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

        "Indemnified Party" means any Person claiming indemnification under any provision of Article IX.

        "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

        "Indemnity Notice" means written notification pursuant to Section 9.02(b) of a claim for indemnity under Article IX by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

        "Independent Accountant" has the meaning ascribed to it in Section 1.03(b)(iii).

        "Intellectual Property" means all patents and patent rights, trademarks and trademark rights (whether registered or not), trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

        "Intellectual Property Assets" has the meaning ascribed to it in Section 1.01(a)(vii).

        "Interim Balance Sheet" has the meaning ascribed to it in Section 1.03(b)(ii).

        "Interim Purchase Price Adjustment" has the meaning ascribed to it in Section 1.03(b)(ii).

        "Inventory" has the meaning ascribed to it in Section 1.01(a)(i).

        "IRS" means the United States Internal Revenue Service.

        "Knowledge" means in the case of an individual that he will be deemed to have Knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual in his position would reasonably be expected to be aware of such fact or other matter in the course of performing his duties in a customary manner.

        "Knowledge of Purchaser" or "Known to Purchaser" means the Knowledge of John Heyman, Mark Haidet, Chris Lybeer or Paddi White.

        "Knowledge of Seller" or "Known to Seller" means the Knowledge of Shareholder.

        "Latest Balance Sheet" has the meaning ascribed to it in Section 2.05.

        "Latest Balance Sheet Date" has the meaning ascribed to it in Section 2.05.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due and whether or not Known by such Person).

        "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

        "Lock-Up Agreement" has the meaning ascribed to it in Section 5.14.

        "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

        "Net Working Capital" is defined as current assets less current liabilities (excluding Unearned Revenue), but including only Seller's Assets and Assumed Liabilities.

        "Noncompetition Period" has the meaning ascribed to it in Section 4.10.

        "Operative Agreements" means, collectively, the General Assignment and the other Assignment Instruments, the Escrow Agreement, the Assumption Agreement and the other Assumption Instruments and any support or other agreements to be entered into in connection with the Acquisition.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Other Assets" has the meaning ascribed to it in Section 1.01(a)(xiii).

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Benefit Plan" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

        "Permitted Lien" means (i) any Lien for Taxes which either is: (A) not yet due or delinquent, or (B) being contested in good faith by appropriate proceedings, in either case, for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business.

        "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Personal Property Leases" has the meaning ascribed to it in Section 1.01(a)(iv).

        "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

        "Prepaid Expenses" has the meaning ascribed to it in Section 1.01(a)(vi).

        "Products" has the meaning ascribed to it in Section 2.14(c).

        "Purchase Price" has the meaning ascribed to it in Section 1.03(a).

        "Purchase Price Adjustment" has the meaning ascribed to it in Section 1.03(b)(i).

        "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

        "Purchaser Basket Amount" has the meaning ascribed to it in Section 9.03(b)

        "Purchaser Cap Amount" has the meaning ascribed to it in Section 9.03(d)

        "Purchaser Indemnified Parties" means Purchaser and its officers, directors, employees, agents and Affiliates.

        "Purchaser's Disclosure Schedule" means the record delivered to Seller by Purchaser herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

        "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

        "Real Property Lease" has the meaning ascribed to it in Section 1.01(b)(v).

        "Representatives" means, with respect to any party, such party's officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

        "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

        "Restricted Shares" has the meaning ascribed to it in Section 1.03(a).

        "Retained Liabilities" has the meaning ascribed to it in Section 1.02(b).

        "Restricted Territory" has the meaning ascribed to it in Section 4.10.

        "Sale Transaction" has the meaning ascribed to it in Section 4.05.

        "Securities Act" means the Securities Act of 1933, as amended.

        "SEC" means the Securities and Exchange Commission.

        "SEC Documents" has the meaning ascribed to it in Section 3.07

        "Seller" has the meaning ascribed to it in the forepart of this Agreement.

        "Seller Basket Amount" has the meaning ascribed to it in Section 9.03(a)

        "Seller Cap Amount" has the meaning ascribed to it in Section 9.03(c)

        "Seller Indemnified Parties" means Corporation and its officers, directors, employees, agents and Affiliates.

        "Seller's Disclosure Schedule" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

        "Shareholder" has the meaning ascribed to it in the forepart of this Agreement.

        "Tangible Personal Property" has the meaning ascribed to it in Section 1.01(a)(ii).

        "Tax Returns" has the meaning ascribed to it in Section 2.08(a).

        "Taxes" has the meaning ascribed to it in Section 2.08(a).

        "Third Party Claim" has the meaning ascribed to it in Section 9.02(a).

        "Third Party Licenses" has the meaning ascribed to it in Section 2.14(b).

        "Third Party Technology" has the meaning ascribed to it in Section 2.14(b).

        "Unearned Revenue" has the meaning ascribed to it in Section 1.03(b)(i).

        Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

  TERMINATION

      Termination. This Agreement may be terminated:

        by mutual written consent of Purchaser and Seller;

        by Purchaser, if the conditions set forth in Sections 5.01 or 5.02 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before January 16, 2006, provided that Purchaser is not in material default under this Agreement; or

        by Seller, if the conditions set forth in Sections 6.01 or 6.02 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before January 16, 2006, provided that Seller is not in material default under this Agreement; or

        upon written notice by either party in the event that Closing has not occurred on or before January 16, 2006 or a mutually agreed upon extended date (provided that this right shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of or resulted in the failure of the Acquisition to occur on or before such date).

      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except the provisions of Section 12.04 shall survive. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

  MISCELLANEOUS

      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered, or (ii) three (3) business days after mailing, postage prepaid, by certified mail, or (iii) delivered (and receipted for) by an overnight delivery service, or (iv) first sent by telex, facsimile or other means of instantaneous communication provided such communication is promptly confirmed by personal delivery, mail or an overnight delivery service as provided above, addressed in each case as follows:

      If to Purchaser, to:

      Radiant Systems, Inc.

      3925 Brookside Parkway

      Alpharetta, Georgia 30022

      Facsimile No.: (770) 360-7627

      Attn: Mark Haidet

      with a copy to:

      Smith, Gambrell & Russell, LLP

      1230 Peachtree Street, N.E.

      Suite 3100

      Atlanta, Georgia 30309-3592

      Facsimile No.: (404) 685-6923

      Attn: Richard G. Greenstein, Esq.

      If to Corporation, to:

      Synchronics Inc.

      1727 Kirby Parkway

      Memphis, Tennessee 38120

      Facsimile: (901) 683-8303

      Attn: Jeff Goldstein, President

      with a copy to:

      Harris Shelton Hanover Walsh, PLLC

      6060 Poplar Avenue Suite 450

      Memphis, Tennessee 38119

      Facsimile: (901) 435-0301

      Attn: Michael E. Goldstein

      If to Shareholder or to Seller after Closing Date, to:

      Jeff Goldstein

      1580 West Massey

      Memphis, Tennessee 38120

      Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. Seller shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

      Entire Agreement. Except for the Confidentiality Agreement dated June 16, 2005 (which shall remain in effect), this Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof between the parties, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

      Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

      Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

      No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

      No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article IX) to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of the Business or a substantial part of the Assets or (iii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

      Jurisdiction and Venue. Purchaser, Corporation, and Shareholder hereto agree to submit any controversy or claim arising out of or relating to this Agreement for arbitration at the office of the American Arbitration Association in Atlanta, Georgia, in accordance with the United States Arbitration Act (9 USC, Section 1 et seq.) and the rules of the American Arbitration Association, and each consents and submits to the personal jurisdiction and venue of the trial courts of Fulton County, Georgia, and also to the personal jurisdiction and venue of the United States District Court for the Northern District of Georgia for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude either party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as such party may determine is necessary or appropriate.

      Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written. RADIANT SYSTEMS, INC.

By: /s/ Mark Haidet

Mark Haidet

Chief Financial Officer

SYNCHRONICS, INC.

By: /s/ Jeff Goldstein

Jeff Goldstein

President

JEFF GOLDSTEIN

/s/ Jeff Goldstein

Jeff Goldstein

Seller's Disclosure Schedule

Section 1.01(a)(ii) Tangible Personal Property

Section 1.01(a)(iv) Personal Property Leases

Section 1.01(a)(v) Business Contracts

Section 1.01(a)(vi) Prepaid Expenses

Section 1.01(a)(vii) Intellectual Property Assets

Section 1.01(a)(viii) Business Licenses

Section 1.01(b)(i) Personal Use Assets

Section 1.02(a)(iii) Accounts Payable

Section 1.02(a)(iv) Other Liabilities

Section 2.01 Jurisdictions of Business

Section 2.03(b) Conflicts with Laws or Orders

Section 2.03(b) Conflicts with Contracts or Licenses

Section 2.04 Governmental Approvals and Filings

Section 2.06 Changes

Section 2.07 Liabilities

Section 2.08(b) Tax Return Extensions

Section 2.08(c) Tax Returns and Audits

Section 2.09 Legal Proceedings

Section 2.10 Compliance with Laws and Orders

Section 2.11(a) Employees; Employment Agreements

Section 2.11(b) Employee Benefit Plans

Section 2.11(c) Benefit Plans- Taxes and ERISA

Section 2.12(a) Real Property

Section 2.12(b) Liens on Tangible Personal Property

Section 2.13 Warranties

Section 2.14(a) Intellectual Property Registrations

Section 2.14(b) Third Party Technology and Licenses

Section 2.14(c) Software Products

Section 2.14(d) Non-Exclusive Licenses

Section 2.14(g) IP Disclosure

Section 2.14(h) Domain Names

Section 2.14(j) IP Assignments

Section 2.16 Insurance

Section 2.17(a) Contracts and Other Arrangements

Section 2.17(b) Notice of Contract Breach

Section 2.17(c) Contract Disclosures

Section 2.18 License Disclosures

Section 2.19 Affiliate Transactions

Section 2.20(a) Employees

Section 2.20(b) Labor Relations

Section 2.21 Substantial Customers and Suppliers

Section 2.24 Shared Facilities or Services

Section 2.27 Brokers

Section 4.16 Work for Hire Agreements

Section 6.06 Third Party Consents

Purchaser's Disclosure Schedule

Section 3.04 Conflicts

Section 3.05 Governmental Approvals and Filings

Section 4.09 Employees

Exhibits

Exhibit A Work for Hire Agreement

Exhibit B Corporation's Officer's Certificate

Exhibit C Corporation's Secretary's Certificate

Exhibit D Opinion of Seller's Counsel

Exhibit E Employment Agreement

Exhibit F Lease Termination Agreement

Exhibit G Lease Agreement

Exhibit H Lock-Up Agreement

Exhibit I Escrow Agreement

Exhibit J Purchaser's Officer's Certificate

Exhibit K Purchaser's Secretary's Certificate

Exhibit L Opinion of Purchaser's Counsel

Exhibit M Registration Rights Agreement

Radiant Systems, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.